Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2011 THIRD QUARTER RESULTS

ARMONK, NY, November 10, 2011 — VISANT CORPORATION today announced results for its third fiscal quarter ended October 1, 2011, including consolidated net sales of $227.6 million, compared to $224.3 million for its third quarter ended October 2, 2010, an increase of approximately 1%. In addition, Visant reported a consolidated net loss of $12.3 million for the third quarter of 2011 compared to a consolidated net loss of $21.6 million for the third quarter of 2010. The company’s loss position for the third quarter 2011 and 2010 was primarily attributable to higher interest expense and loss on repurchase and redemption of debt at Visant Corporation resulting from the recapitalization in September 2010 of Visant’s and Visant Holding Corp.’s indebtedness. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $45.4 million for the third fiscal quarter of 2011, an increase of $0.5 million compared to consolidated Adjusted EBITDA of $44.9 million for the third fiscal quarter of 2010.

For the nine months ended October 1, 2011, consolidated net sales were $971.5 million, a decrease of 1.8% compared to $989.4 million for the first nine months ended October 2, 2010. Consolidated net income decreased to $29.8 million during the nine-month period ended October 1, 2011 compared to net income of $76.1 million for the comparable period in fiscal year 2010, with the decrease primarily attributable to higher interest expense as a result of the 2010 recapitalization. Consolidated Adjusted EBITDA totaled $285.4 million for the nine-month period ended October 1, 2011, a decrease of 3.5% compared to Consolidated Adjusted EBITDA of $295.8 million for the comparable period in fiscal year 2010.

Net sales for the Scholastic segment were $49.0 million for the third fiscal quarter of 2011, an increase of 15% compared to $42.5 million for the third fiscal quarter of 2010. This increase was primarily attributable to professional championship jewelry volume in the third fiscal quarter of 2011 compared to the third fiscal quarter of 2010.

Net sales for the Memory Book segment were $72.7 million for the third fiscal quarter of 2011, a decrease of 3% compared to $74.7 million for the third fiscal quarter of 2010. This decrease was primarily attributable to lower volume.

Net sales for the Marketing and Publishing Services segment decreased $1.1 million, or 1%, to $106.0 million from $107.1 million for the third fiscal quarter of 2010. This decrease was primarily attributable to lower volume in our publishing services and direct mail operations offset by significant organic growth in sampling sales, as well as sales attributed to the company’s acquisition of Color Optics which was completed in April 2011.

Adjusted EBITDA for the Scholastic segment improved $1.1 million, or 12%, to a loss of $7.9 million for the third fiscal quarter of 2011 from a loss of $9.0 million for the third fiscal quarter of 2010. This improvement was primarily due to higher professional championship jewelry volume offset somewhat by higher precious metal costs.

For the quarter, Adjusted EBITDA for the Memory Book segment was $24.6 million, a decrease of $1.8 million, or 7%, compared to $26.4 million for the third fiscal quarter of 2010. This decrease was primarily attributable to lower volume.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $28.7 million for the quarter, an increase of $1.3 million, or 5%, compared to $27.4 million for the third fiscal quarter of 2010. This increase was primarily due to solid growth in our sampling operations offset somewhat by lower volume in our publishing services operations.

Net sales for our Scholastic segment for the nine-month period ended October 1, 2011 increased by $9.0 million, or 3%, to $340.9 million compared to $331.9 million for the nine-month period ended October 2, 2010. This increase was primarily attributable to professional championship jewelry volume as well as higher prices for jewelry products during the nine-month period ended October 1, 2011 as compared to the comparative period in 2010.

Net sales for the Memory Book segment were $347.1 million for the nine-month period ended October 1, 2011, a decrease of 3%, compared to $358.4 million for the nine-month period ended October 2, 2010. This decrease was primarily attributable to lower volume.

Net sales for the Marketing and Publishing Services segment decreased $15.6 million, or 5%, to $283.5 million for the nine-month period ended October 1, 2011, compared to $299.1 million during the nine-month period ended October 2, 2010. This decrease was primarily attributable to lower volume in our publishing services and direct mail operations offset by the impact of higher sampling sales, including those attributable to the acquisition of Color Optics.

For the nine-month period ended October 1, 2011, the Scholastic segment reported Adjusted EBITDA of $56.1 million, an increase of $2.6 million, or 5%, compared to $53.5 million for the prior year comparative period. The increase was primarily due to the impact of cost reduction initiatives offset somewhat by higher precious metal costs.

Our Memory Book segment reported Adjusted EBITDA of $161.1 million for the nine-month period ended October 1, 2011, a decrease of $4.6 million, or 3%, compared to $165.7 million for the prior year comparative period. This decrease was primarily due to lower volume.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $68.3 million for the nine-month period ended October 1, 2011, a decrease of $8.3 million, or 11%, compared to $76.6 million for the prior year comparative period. This decrease was primarily due to lower volume in our publishing services operations.

As of October 1, 2011, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $2,052.8 million, including $52.0 million outstanding under its revolving credit facilities, $13.2 million of capital lease and equipment financing obligations and excluding the original issue discount of $21.1 million related to the term loans under the senior secured credit facilities. Visant’s cash position as of October 1, 2011 totaled $37.3 million.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the third quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance, cosmetic and personal care sampling, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetic and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 1, 2011.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the application of privacy laws and other related obligations on our business; the textbook adoption cycle and levels of government funding for education spending; local conditions in the countries in which we operate; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
In thousands	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net sales	$227,635	$224,287	$971,521	$989,389
Cost of products sold	122,253	120,585	447,871	451,104

Gross profit	105,382	103,702	523,650	538,285
Selling and administrative expenses	89,458	98,374	335,343	347,313
(Gain) loss on disposal of fixed assets	(34)	(303)	(459)	203
Special charges (1)	835	995	12,349	3,383

Operating income	15,123	4,636	176,417	187,386
Loss on repurchase and redemption of debt	—	9,693	—	9,693
Interest expense, net (2)	39,549	18,372	121,774	45,675

(Loss) income before income taxes	(24,426)	(23,429)	54,643	132,018
(Benefit from) provision for income taxes	(12,157)	(1,861)	24,835	55,951

Net (loss) income	$(12,269)	$(21,568)	$29,808	$76,067

Adjusted EBITDA (3)	$45,380	$44,863	$285,388	$295,804

Adjusted EBITDA Reconciliation:

In thousands
Net (loss) income	$(12,269)	$(21,568)	$29,808	$76,067
Interest expense, net (2)	39,549	18,372	121,774	45,675
(Benefit from) provision for income taxes	(12,157)	(1,861)	24,835	55,951
Depreciation and amortization expense	25,379	25,647	78,451	77,303

EBITDA	40,502	20,590	254,868	254,996

Special charges (1)	835	995	12,349	3,383
Costs of legal proceedings and associated resolution (4)	—	275	—	9,301
(Gain) loss on disposal of fixed assets	(34)	(303)	(459)	203
Loss on repurchase and redemption of debt	—	9,693	—	9,693
Stock-based compensation (5)	617	10,045	6,496	10,045
Costs related to term loan facility repricing (6)	—	—	3,809	—
Other (7)	3,460	3,568	8,325	8,183

Adjusted EBITDA (3)	$45,380	$44,863	$285,388	$295,804

(1)	Special charges for the third fiscal quarter ended October 1, 2011 included $0.3 million of non-cash asset related impairment charges associated with the consolidation of our Milwaukee, Wisconsin facility in the Marketing and Publishing Services segment. Special charges for the Scholastic and Memory Book segments each included $0.1 million of severance and related benefit costs associated with reductions in force in connection with the consolidation of certain operations in our Clarksville, Tennessee and Topeka, Kansas facilities. Also included in special charges for the third fiscal quarter ended October 1, 2011 were $0.3 million of severance and related benefit costs associated with the elimination of certain corporate management positions.

Special charges for the nine-month period ended October 1, 2011 included $6.7 million of costs in the Memory Book segment, consisting of $4.5 million of severance and related benefit costs associated with reductions in force and approximately $2.2 million of non-cash asset related impairment charges associated with the consolidation of our Clarksville, Tennessee and State College, Pennsylvania facilities. Special charges for the nine-month period ended October 1, 2011 in the Scholastic segment included $2.2 million of severance and related benefit costs associated with reductions in force in connection with the consolidation of certain operations in our Clarksville, Tennessee and Topeka, Kansas facilities. Also included in special charges for the nine-month period ended October 1, 2011 were $3.1 million of costs in the Marketing and Publishing Services segment consisting of $0.7 of severance and related benefit costs and $2.4 million of non-cash asset related impairment charges associated with the closure of our Milwaukee, Wisconsin facility and $0.3 million of severance and related benefit costs associated with the elimination of certain corporate management positions.

Special charges for the third fiscal quarter ended October 2, 2010 included $0.5 million of costs in the Scholastic segment associated with the closure of our Unadilla, Georgia facility including $0.4 million of severance and related benefits and $0.1 million of other facility closure costs. Also included in special charges for the third fiscal quarter ended October 2, 2010 were $0.4 million of costs associated with the exit of certain leased office space and $0.1 million of costs associated with reductions in force in our Marketing and Publishing Services segment.

Special charges for the nine-month period ended October 2, 2010 included $1.6 million and $0.5 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively, and $1.3 million of costs related to cost reduction initiatives and facility consolidations in the Marketing and Publishing Services segment. Included in these costs was approximately $0.2 million in the aggregate of non-cash asset impairment charges in our Scholastic and Marketing and Publishing Services segments.

(2)	Reflects the recapitalization of Visant Holding Corp. and Visant Corporation in September 2010 pursuant to which the indebtedness previously held at Visant Holding Corp. and Visant was refinanced. All secured and unsecured indebtedness is now held and serviced solely at Visant Corporation.
(3)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing our senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
(4)	Reflects non-recurring costs incurred in 2010 in connection with the company’s defense and prosecution of previously disclosed legal proceedings with each of U.S. Customs and Border Protection and Herff Jones and related parties and actions taken to resolve such matters. These costs were included in selling and administrative expenses in 2010.
(5)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant of stock-based compensation expense.
(6)	Reflects costs incurred in the repricing of Visant’s outstanding senior secured term loan facility which was completed on March 1, 2011. These costs were included in selling and administrative expenses.
(7)	Other charges for the quarter ended October 1, 2011 included $1.5 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Scholastic and Memory Book segments, $0.9 million of management fees, $0.6 million of consulting fees and $0.5 million of other costs that are non-recurring in nature.

Other charges for the nine-month period ended October 1, 2011 included $2.7 million of management fees, $1.6 million of consulting fees, $2.6 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Memory Book and Scholastic segments, and $1.4 million of other costs that are non-recurring in nature.

Other charges for the quarter ended October 2, 2010 included $0.9 million of management fees, $0.7 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment, $0.6 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Scholastic and Marketing and Publishing Services segments, $0.2 million of acquisition-related costs in the Scholastic segment, and $1.2 million of other costs that are non-recurring in nature.

Other charges for the nine-month period ended October 2, 2010 included $2.6 million of management fees, $2.0 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Scholastic and Marketing and Publishing Services segments, $1.0 million of acquisition-related costs and $0.7 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $1.9 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	October 1, 2011	October 2, 2010	$ Change	% Change
Net sales
Scholastic	$48,967	$42,544	$6,423	15%
Memory Book	72,708	74,663	(1,955)	(3%)
Marketing and Publishing Services	105,960	107,080	(1,120)	(1%)

	$227,635	$224,287	$3,348	1%

Adjusted EBITDA
Scholastic	$(7,872)	$(8,995)	$1,123	12%
Memory Book	24,563	26,446	(1,883)	(7%)
Marketing and Publishing Services	28,689	27,412	1,277	5%

	$45,380	$44,863	$517	1%

Adjusted EBITDA margin	19.9%	20.0%

	Nine months ended
In thousands	October 1, 2011	October 2, 2010	$ Change	% Change
Net sales
Scholastic	$340,933	$331,949	$8,984	3%
Memory Book	347,114	358,351	(11,237)	(3%)
Marketing and Publishing Services	283,503	299,108	(15,605)	(5%)
Inter-segment eliminations	(29)	(19)	(10)	NM

	$971,521	$989,389	$(17,868)	(2%)

Adjusted EBITDA
Scholastic	$56,072	$53,521	$2,551	5%
Memory Book	161,056	165,716	(4,660)	(3%)
Marketing and Publishing Services	68,260	76,567	(8,307)	(11%)

	$285,388	$295,804	$(10,416)	(4%)

Adjusted EBITDA margin	29.4%	29.9%

NM = not meaningful